                                                                      Exhibit 12



                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges
               --------------------------------------------------

                        (In millions except ratio data)

                                                       Years Ended December 31
                                      ----------------------------------------------------------
                                        1995      1994      1993      1992      1991      1990
                                      --------  --------  --------  --------  --------  --------
Income Before Taxes and Cumulative
  Effect of Accounting Changes        $4,797.2  $4,415.2  $3,102.7  $3,563.6  $3,166.7  $2,698.8

Add:
  One-third of rents                      28.1      36.0      35.0      34.0      31.1      26.5
  Interest expense, net                   60.3      96.0      48.0      23.6      26.0      51.9
  Preferred stock dividends                2.1         -         -         -         -         -
                                      --------  --------  --------  --------  --------  --------
    Earnings                          $4,887.7  $4,547.2  $3,185.7  $3,621.2  $3,223.8  $2,777.2
                                      ========  ========  ========  ========  ========  ========

One-third of rents                    $   28.1  $   36.0  $   35.0  $   34.0  $   31.1  $   26.5
Interest expense                          98.7     124.4      84.7      72.7      68.7      69.8
  Preferred stock dividends                2.1         -         -         -         -         -
                                      --------  --------  --------  --------  --------  --------
    Fixed Charges                     $  128.9  $  160.4  $  119.7  $  106.7  $   99.8  $   96.3
                                      ========  ========  ========  ========  ========  ========

Ratio of Earnings to Fixed Charges          38        28        27        34        32        29
                                      ========  ========  ========  ========  ========  ========

For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), interest expense, net of amounts capitalized, and dividends on preferred stock of subsidiary companies. "Fixed charges" consist of one-third of rents, interest expense as reported in the Company's consolidated financial statements and dividends on preferred stock of subsidiary companies.